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                                                                     EXHIBIT 5.1

                      VIAL, HAMILTON, KOCH & KNOX, L.L.P.

                   A REGISTERED LIMITED LIABILITY PARTNERSHIP
                      INCLUDING PROFESSIONAL CORPORATIONS
                            ATTORNEYS AND COUNSELORS

                                                            1717 MAIN STREET
                                                               SUITE 4400
                                                           DALLAS, TEXAS 75201
                                                            TELEPHONE: (214)
                                    712-4400

                                                            D/FW METRO TEL.:
                                    445-5375
                                                           FAX: (214) 712-4402
                                August 18, 1995

American Rice, Inc.
16825 Northchase Drive, #1600
Houston, Texas 77060

     Re: American Rice, Inc.
       Registration Statement on Form S-1 (File No. 33-60539)

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 (File No. 33-60539), as amended by Amendment No. 4 filed on August 18, 1995 (the "Registration Statement") of American Rice, Inc., a Texas corporation ("ARI"), which you have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to $100,000,000 principal amount of Mortgage Notes due 2002 (the "Mortgage Notes").

     We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Mortgage Notes, and the Indenture pursuant to which the Mortgage Notes are to be issued. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity of authentic original documents of all documents submitted to us as copies. Capitalized terms used herein without definition have the meaning given to them in the Registration Statement.

     We are opining herein as to the effect on the subject transaction only of the federal securities laws of the Unites States and the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Based upon the foregoing, we are of the opinion that, upon the execution of the Indenture governing the Mortgage Notes and the authentication and delivery of the Mortgage Notes and the issuance thereof in the manner described in the Registration Statement, the Mortgage Notes will be legally valid and binding obligations of the Company, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

     We consent to your filing this opinion as an exhibit to the Registration Statement and consent to the use of our firm name for purposes of Legal Matters and Material Federal Income Tax Consequences.

                                            Very truly yours,

                                            VIAL HAMILTON KOCH & KNOX, L.L.P.